EDWARD V. LETT CHIEF EXECUTIVE OFFICER & PRESIDENT

January 25, 2006

Mr. David P. Johnson
Executive Vice President and
Chief Financial Officer
TIB Bank of the Keys
99451 Overseas Highway
Key Largo, Florida 33037

Dear Dave:

This letter is to confirm our understanding regarding your employment agreement and certain changes that we will be implementing at the holding company level. As you know, we will be hiring a new Chief Financial Officer at the holding company. You will remain as Chief Financial Officer of TIB Bank of the Keys. We understand that if and when we implement the change in the Chief Financial Officer position at the holding company, this would give you the right to exercise the “good reason” termination under Section 8(b) of your current Employment Agreement. As I have indicated to you previously, both I and the board are very much interested in you continuing to serve as Chief Financial Officer of the Bank. We would like you to have the time to decide following the change in the holding company officer position whether you would like to continue with your current employment agreement, without prejudice to the good reason termination provision.

Accordingly, this letter serves as the agreement between the holding company, the Bank and you that if the holding company retains the services of a new Chief Financial Officer, then you will have until June 30, 2007 to exercise your rights under Section 8(b) of the employment agreement to terminate the agreement for good reason as set forth in that provision. Please understand that this does not prejudice the holding company’s and the Bank’s right to terminate your employment prior to June 30, 2007 under the remaining provisions of Section 8 of the employment agreement.

We are very much appreciative of the contribution that you have made to the TIB organization and are hopeful that you will continue the association in the future.

Sincerely,

/s/ Edward V. Lett
Edward V. Lett Chief Executive Officer and President

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